Exhibit 99.1

Tenon Medical, Inc. Reports First Quarter 2022 Financial Results

~ Closes $16 Million IPO and Commences Trading on the Nasdaq ~

Los Gatos, CA, June 7, 2022 -
Tenon Medical, Inc.
(“Tenon Medical” or the “Company”), a medical device company that has developed a proprietary, U.S. Food and Drug Administration (“FDA”) cleared surgical implant system for sacroiliac joint (“SI Joint”) fixation/fusion surgery, today reported financial results for the quarter ended March 31, 2022.

Recent Highlights

•	Closes $16 Million Initial Public Offering (“IPO”) on April 29, 2022

•	Company’s common stock commenced trading on the Nasdaq Capital Markets under the ticker symbol “TNON”

•	Initial commercialization commencement of the Catamaran SIJ Fusion System

•	Revenue of $71,000 in the first quarter of 2022, a 373% increase from the same period in 2021

•	As of March 31, 2022, the Company hosted 9 physician workshop events

“Tenon Medical kicked off 2022 achieving a tremendous milestone with our transition to a public company listing on the Nasdaq Capital Markets subsequent to quarter end,” commented Steve Foster, CEO and President of Tenon Medical.  “This milestone comes on the heels of the significant accomplishments the Company has achieved to date; inclusive of finalizing our commercial ready product, the CATAMARAN SIJ Fusion System and the completion of our first successful cases.  Additionally, it’s important to note, we have hosted a total of 9 physician workshop events all of which have provided remarkably positive feedback as the clinician community has been looking for the next generation device.  Physicians demand an authentic arthrodesis procedure that includes prepping, fixating, and grafting the joint.  We believe the CATAMARAN System delivers on these requirements.”

Rich Ferrari, Founder and Chairman of Tenon added, “We formed Tenon in 2012 to develop the CATAMARAN SIJ Fusion System designed to fuse one or both sacroiliac joints to treat SI-Joint dysfunction that very often causes lower back pain.  Studies indicate that 15 to 30% of all lower back pain is associated with the SI-Joint.  We believe Tenon is uniquely positioned to grow the adoption of the CATAMARAN delivering pain relief to individuals while driving significant value creation for our shareholders.”

First Quarter 2022 Financial Results

Revenue was $71,000 in the first quarter of 2022, an increase of 373%, compared to $15,000 in the comparable year ago period.  The increase was primarily due to an 80% increase in the number of surgical procedures in which the CATAMARAN System was used.

Gross loss was $(204,000) compared to a gross profit of $4,000 in the comparable year ago quarter, due to the increase in the operations overhead and spending. Gross margin percentage decreased from 27% to (283)%, driven by higher operations overhead, spending, and partially offset by higher revenue per procedure resulting from an amended and restated national distribution agreement.

Operating losses totaled $2.1 million for the first quarter of 2022, compared to a loss of $189,000 in the first quarter 2021. The increase in operating expenses was a result of the creation of an infrastructure to support future growth and the ongoing transition to an operating company.

Net loss was $2.4 million for the first quarter of 2022, compared a loss of $201,000 in the same period of 2021 and expect to incur additional losses in the future.

As of March 31, 2022, cash and cash equivalents totaled $4.7 million.  The Company believes that the net proceeds from the initial public offering, together with existing cash and cash equivalents, will enable Tenon Medical to fund hiring additional personnel, product development and sales and marketing activities including clinician training and clinical marketing.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed a proprietary, FDA cleared surgical implant system, which is designed to optimize SI-Joint fixation / fusion surgery and corresponding outcomes. Tenon is preparing a national launch of this system to address the greatly underserved market opportunity that exists in this space.  For more information, please visit
https://www.tenonmed.com/
.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon Medical expects, believes or anticipates will or may occur in the future. Forward-looking often contain words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” "see," “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. Such statements are based on Tenon Medical’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, please review our Registration Statement on Form S-1 on file with the Securities and Exchange Commission at www.sec.gov, particularly the information contained in the section entitled “Risk Factors”. We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Investor Contact
Shannon Devine
MZ North America
203-741-8811
tenon@mzgroup.us

Tenon Medical, Inc.
Interim Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenue	$71	$15
Cost of sales	275	11
Gross (Loss) Profit	(204)	4

Operating Expenses
Research and development expenses	562	87
Sales and marketing expenses	276	4
General and administrative expenses	1,037	102
Total Operating Expenses	1,875	193

Loss from Operations	(2,079)	(189)

Other Income (Expense)
Gain on investments	1	—
Interest expense	(274)	(11)
Other expense	(1)	(1)
Total Other Expense	(274)	(12)
Net Loss	(2,353)	(201)
Loss attributable to non-controlling interest	—	(1)
Net Loss Attributable to Tenon Medical, Inc.	$(2,353)	$(200)
Net Loss Attributable to Tenon Medical, Inc. Per Share of Common Stock
Basic and diluted	$(2.38)	$(0.24)

Weighted-Average Shares of Common Stock Outstanding
Basic and diluted	989,954	830,000

Consolidated Statements of Comprehensive Loss:
Net loss	$(2,353)	$(201)
Unrealized loss on investments	—	—
Change in foreign currency translation adjustment	—	—
Total Comprehensive Loss	(2,353)	(201)
Comprehensive loss attributable to non-controlling interest	—	(1)
Total comprehensive loss attributable to Tenon Medical, Inc.	$(2,353)	$(200)

Tenon Medical, Inc.

Interim Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$4,677	$2,917
Investments	—	4,404
Accounts receivable	64	76
Inventory	602	188
Prepaid expenses	82	87
Total current assets	5,425	7,672
Fixed assets - net	219	101
Deposits	41	41
Operating lease right-of-use asset	1,032	1,084
Deferred offering costs	428	374
TOTAL ASSETS	$7,145	$9,272

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$425	$478
Accrued expenses	970	1,088
Current portion of operating lease liability	227	202
Convertible notes payable and accrued interest – net of debt discount of $14 and $31 at March 31, 2022 and December 31, 2021, respectively	13,118	12,857
Convertible notes payable and accrued interest due to related parties – net of debt discount of $1 and $2 at March 31, 2022 and December 31, 2021, respectively	662	649
Total current liabilities	15,402	15,274
Operating lease liability – net of current portion	839	911
Total Liabilities	16,241	16,185

Convertible Preferred Stock
Series A convertible preferred stock, $0.001 par value; 4,500,000 and 2,805,839 shares authorized at March 31, 2022 and December 31, 2021, respectively; 2,550,763 shares issued and outstanding at March 31, 2022 and December 31, 2021; liquidation preference of $3,891	12,367	12,367
Series B convertible preferred stock, $0.001 par value; 491,222 shares authorized; 491,222 shares issued and outstanding at March 31, 2022 and December 31, 2021; liquidation preference of $2,447	1,272	1,272
Stockholders’ Deficit
Common stock, $0.001 par value; 130,000,000 and 10,487,904 shares authorized at March 31, 2022 and December 31, 2021, respectively; 989,954 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	282	113
Accumulated deficit	(22,928)	(20,575)
Accumulated other comprehensive income (loss)	(91)	(91)
Total stockholders’ deficit	(22,736)	(20,552)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT	$7,145	$9,272